George Putnam
                                                   Chairman of the Trustees

Dear Shareholder:

Enclosed please find a proxy statement soliciting your vote as a shareholder in the Putnam Money Market Fund on a number of important proposals. Please take a few moments to review this material to determine how you wish to vote. Below is a brief explanation of the proposals that are being recommended:

Proposal one -- recommends that shareholders of the fund adopt the slate of Trustees for the fund.

Proposal two -- recommends the selection of Price Waterhouse as the independent auditor of the fund for the current fiscal year.

Proposal three -- seeks to allow your fund to invest in certain so-called "restricted securities." Putnam Management believes restricted securities can provide attractive investment opportunities for your fund. Restricted securities have restrictions on how they can be sold. They often trade in smaller markets and may be considered less "liquid" when it comes time to sell them. Restricted securities are often not sold to the general public and are frequently purchased by large institutional investors who have experience trading them.

Recently, the SEC has changed its policy regarding the purchase of restricted securities by mutual funds. Up to 10% of a money market fund's assets may now be invested in such securities and certain restricted securities that are traded by institutional investors in relatively liquid markets may be purchased without limit by a fund. This proposal would bring your funds's restriction in line with the new SEC guidelines as well as give the fund's managers greater flexibility in achieving the fund's investment objectives.

Proposal four -- seeks to allow your fund to invest in a greater percentage of a single class of a company's securities. This would allow the fund to invest in any amount of securities issued by a company, including certain classes of high-quality commercial paper, as long as the fund does not own more than 10% of the company's outstanding voting securities. This proposal would bring your fund's restrictions in line with SEC guidelines. The proposed changes would give fund manager's greater flexibility to help the fund achieve its objective and they would bring the fund's investment policies in line with most other Putnam funds.

Even if you are not currently a shareholder in the Putnam Money
Market Fund, you are still eligible to vote. Please do not hesitate to do so. Votes are solicited from shareholders of record as of April 21, 1995.


In addition to providing you with this information on the proposals, we want to let shareholders know that the fund may also arrange to have votes recorded by telephone. A description of the vote-by-phone process is outlined in the enclosed proxy statement.

As you may know, voting your proxy, and doing so promptly, prevents the fund from having to send out additional mailings.
If you have any questions about the proposals under consideration, please do not hesitate to call 1-800-225-1581.

Sincerely,

George Putnam



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                                                        William N. Shiebler
                                                  Senior Mangaging Director
                                                        Putnam Mutual Funds

Dear Investment Colleague:

Enclosed, please find a proxy package and sample shareholder letter that will soon be mailed to your clients. Shareholders will be asked to vote on issues that are outlined in the attached letter and proxy.

Please discuss these issues with your clients and encourage them to vote. There is a chance that shareholder votes may be recorded by telephone. A description of the vote by phone process is outlined in the attached proxy statement.

Should you have any questions, please call Broker Operations toll free at 1-800-354-2228.

Sincerely,

William N. Shiebler



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VOTE BY PHONE CONFIRMATION LETTER
 (WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address)

PUTNAM MONEY MARKET FUND
Meeting of Shareholders July 13, 1995
Account:
Shares:

Voted Received:  (list proposals as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-xxx-xxxx immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on July 12, 1995.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)


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